Exhibit 10.19

EMPLOYMENT SEVERANCE AGREEMENT

This Employment Severance Agreement (the “Agreement”) is made and entered into effective as of March 12, 2004 (the “Effective Date”), by and between Patricia Wilson-Juckett (the “Employee”) and Cost Plus, Inc. (the “Company”).

R E C I T A L S

A. The Board believes the Company should provide the Employee with certain severance benefits should the Employee’s employment with the Company terminate under certain circumstances, such benefits to provide the Employee with enhanced financial security and sufficient incentive and encouragement to remain with the Company.

B. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the Original Agreement is hereby amended and restated in its entirety as set forth herein, and the parties further agree as follows:

1. Duties and Scope of Employment. The Company shall employ the Employee in the position of Senior Vice President of Marketing with such duties, responsibilities and compensation as in effect as of the Effective Date. The Board and the Chief Executive Officer of the Company (the “CEO”) shall have the right to revise such responsibilities and compensation from time to time as the Board or the CEO may deem necessary or appropriate. If any such revision constitutes “Involuntary Termination” as defined in Section 6(c) of this Agreement, the Employee shall be entitled to benefits upon such Involuntary Termination in the event of a “Change of Control” as provided under this Agreement.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or in accordance with other agreements between the Company and the Employee. This Agreement shall remain in effect until the earlier of (i) the date that all obligations of the parties hereunder have been satisfied or (ii) the date upon which this Agreement terminates by consent of the parties hereto.

3. Severance Benefits.

(a) Benefits upon Termination. Except as provided in Section 3(b), if the Employee’s employment terminates as a result of Involuntary Termination prior to June 15, 2005 and the Employee signs a Release of Claims, then the Company shall pay Employee’s Base

Compensation to the Employee for six (6) months from the Termination Date with each monthly installment payable on the last day of such month. Employee shall not be entitled to receive any payments if Employee voluntarily terminates employment other than as a result of an Involuntary Termination.

(b) Benefits upon Termination After a Change of Control. If after a Change of Control the Employee’s employment terminates as a result of Involuntary Termination prior to June 15, 2005 and the Employee signs a Release of Claims, then the Company shall pay Employee’s Base Compensation to the Employee for nine (9) months from the Termination Date with each monthly installment payable on the last day of such month. Employee shall not be entitled to receive any payments if Employee voluntarily terminates employment other than as a result of an Involuntary Termination.

(c) Stock Options; Bonus. Except as otherwise provided in the Company’s 1995 Stock Option Plan or in Employee’s stock option agreements, Employee shall not be entitled to receive any unvested stock options or partial bonus payments for an incomplete bonus plan year.

(d) Miscellaneous. In addition, (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Section 3(b) shall be either:

delivered in full, or

delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Non-Solicitation. In consideration for the mutual agreements as set forth herein, Employee agrees that Employee shall not, at any time, within twelve (12) months following termination of Employee’s employment with the Company for any reason, directly or indirectly solicit the employment or other services of any individual who at that time shall be or within the prior twelve (12) months shall have been an employee of the Company.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Base Compensation. “Base Compensation” shall mean Employee’s monthly base salary for services performed based on the average base salary for the six (6) months prior to the Termination Date.

(b) Cause. “Cause,” unless otherwise defined in the Agreement evidencing a particular Option, means an Eligible Individual’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) engaging in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries thereof which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

(c) “Change of Control” means the occurrence of any of the following events:

(i) The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;

(iv) The sale of all or substantially all of the assets of the Company determined on a consolidated basis; or

(v) The complete liquidation or dissolution of the Company.

(d) Involuntary Termination. “Involuntary Termination” shall mean:

(i) termination of Employee’s employment by the Company for any reason other than Cause;

(ii) a material reduction in Employee’s salary, other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

(iii) a material reduction by the Company in the kind or level of employee benefits (other than salary and bonus) to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package (other than salary and bonus) is substantially reduced (other than any such reduction applicable to officers of the Company generally);

(iv) any material breach by the Company of any material provision of this Agreement which continues uncured for 30 days following notice thereof; or

(v) a material reduction in Employee’s titles, duties, responsibilities, or authority;

provided that none of the foregoing shall constitute Involuntary Termination to the extent Employee has agreed thereto.

(e) Release of Claims. “Release of Claims” shall mean a waiver by Employee, in a form satisfactory to the Company, of all employment related obligations of and claims and causes of action against the Company.

(f) Termination Date. “Termination Date” shall mean the date on which an event that would constitute Involuntary Termination occurs, or the later of (i) the date on which a notice of termination is given, or (ii) the date (which shall not be more than thirty (30) days after the giving of such notice) specified in such notice.

7. Confidentiality. Employee acknowledges that during the course of Employee’s employment, Employee will have produced and/or have access to confidential information, records, notebooks, data, formula, specifications, trade secrets, customer lists and secret inventions, and processes of the Company and its affiliated companies. Therefore, during or subsequent to Employee’s employment by the Company, Employee agrees to hold in confidence and not directly or indirectly to disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company’s business, or the business of an affiliated company, which Employee shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination of employment with the Company.

8. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement pursuant to this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address that Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing Employee’s rights hereunder.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d) Severance Provisions in Other Agreements. The Employee acknowledges and agrees that the severance provisions set forth in this Agreement shall supersede any such provisions in any employment agreement entered into between the Employee and the Company.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	COST PLUS, INC.

	By	/s/ Murray Dashe

	Title	Chief Executive Officer

EMPLOYEE:	/s/ Patricia Wilson-Juckett

PATRICIA WILSON-JUCKETT